ACCOUNTING SERVICES AGREEMENT



     WHEREAS, the Ehrenkrantz Fund (Fund) desires to appoint Ameritor Financial Corporation (Company) as its Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund as set forth in Section 2 of this Agreement and to perform certain other functions in connection with such Accounts and Records: and

     WHEREAS, the Company is willing to perform such functions upon the terms and conditions set forth below: and

     WHEREAS, the Fund will cause to be provided certain information to the Company as set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Scope of the Engagement

     The Fund shall promptly turn over to the Company or request that its previous accounting services agent turn over to the Company originals or copies of any Accounts and Records previously maintained by or for it.

     The Fund authorizes the Company to rely on Accounts and Records turned over to it, and information provided to it, by the Fund or its agents.

     The Company shall make reasonable efforts to isolate and correct any inaccuracies, omissions, discrepancies, or other deficiencies in the Accounts and Records delivered to the Company. The Fund shall provide the Company with such assistance as it may reasonably request in connection with its efforts to correct such matters.

Section 2. Identification of Services

    Upon receipt of the necessary information from the Fund or its agents, the Company shall maintain and keep current the following Accounts and Records relating to the business of the Fund, in such form as may be mutually agreed to between the Fund and the Company, and as may be required by the Investment Company Act of 1940 (the "Act"):

 Trial Balance including
(1)   Cash Receipts
(2)   Cash Disbursements
(3)   Dividends Paid
(4)   Daily Expense Accruals
(5)   Daily Interest Accruals
(6)   Daily Trial Balance
(7)   Portfolio Interest Receivable and Income

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(8)   Assets, Liabilities, and Capital
(9)   Shares outstanding
(10)  Net Assets
(11)  NAV

Listing of Portfolio Holdings and showing cost, market value and percentage of portfolio comprised of each security

When requested or for auditor
      Purchase and Sales Journals - Portfolio Securities
      Subscription and Redemption Journals
      Security Ledgers - Transaction Report and Tax Lot Report
      Broker Ledger - Commission Report

     Fund management will monitor the expense accrual procedures for accuracy and adequacy based on outstanding liabilities monthly, and promptly communicate to the Company any adjustment needed, provided, however, that this will not eliminate the responsibility of the Company to establish and concurrently monitor such accounts.

Section 3.  Pricing

     The Company shall perform ministerial calculations necessary to calculate the Fund's net asset value daily, in accordance with the Fund's current prospectus and utilizing the information described in the Section.

     Portfolio investments for which market quotations are available to the Company by use of an automated financial service (a "Pricing Service") shall be valued based on the closing prices of the portfolio investment report by such Pricing Service.

Section 4. Reconciliation with Fund's Custodian

     At the end of each month, the Fund shall cause its Custodian Bank to forward to the Company a monthly statement of cash and portfolio transactions, which will be reconciled with the Company's Accounts and Records maintained for the Fund.




Section 5.  Reports to Fund

     The Company shall promptly supply daily and periodic reports to the Fund as requested by the Fund and agreed upon by the Company. See attached exhibits.

Section 6.  Information from Fund


    The Fund, directly or by instructions to its agents (including without limitations its Transfer Agent and its Custodian), shall provide to the Company as of the close of each Business Day (or on such other schedule as the Fund determines is necessary), all data and information necessary for the Company to maintain the Fund's Accounts and Records. It is agreed that the information provided by the Fund or its agents shall include reports of share purchases, redemptions or repurchases, and total shares outstanding at the end of each business day after the determination of the net asset value.

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Section 7.  Ownership of and Access to Fund Records

     It is agreed that the Accounts and Records maintained by the Company for the Fund are the property of the Fund.

     The Company shall assist the Fund's independent auditors or, upon lawful demand, an authorized regulatory body, in any authorized inspection or review of the Fund's Accounts and Records.

     The Company shall be reimbursed for all expenses and employee time required to assist with any review of the Fund's Accounts and Records outside of routine and normal periodic review and audits, which shall include, but not be limited to, the annual and semi-annual review of the Fund's financial statements by the Fund's accountants, and routine examinations from regulators having jurisdiction over the Fund. Upon receipt from the Fund, or its agents, of the necessary information, the Company shall supply data to the Fund's accountants to allow them to complete any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and the company shall agree upon from time to time.

Section 8.  Indemnification

     The Company, its directors, officer, employees, shareholders and agents shall not be liable for nay error or judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except losses resulting from willful malfeasance, bad faith, or negligence on the part of the Company, or neglect by the Company in the performance of its obligations and duties under this Agreement.



Section 9.  Holidays

     Nothing contained in this Agreement is intended to or shall require the Company, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the Custodian or the New York Stock Exchange is closed.

Section 10. Termination

    Either Party hereto may give written notice to the other party (the "Termination Notice") of the termination of this Agreement, which shall be not less than sixty (60) days after the date of the giving of the notice unless otherwise agreed by the parties hereto in writing.

     Upon the Termination date, subject to payment to the Company by the Fund of all amounts due to the Company as of said date, the Company shall make available to the Fund or its designated record-keeping successor, all of the records of the Fund maintained under the Agreement which are then the Company's possession.

The Company will be responsible for the account services that will be administered by Commonwealth Fund Services.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.


                                AMERITOR FINANCIAL CORPORATION
Attest:


___________________              /S/    Jerome Kinney
                                 _________________________________

                                 NAME:  Jerome Kinney
                                 TITLE:  President
                                 DATE: 2-15-05

Attest:

                                 EHRENKRANTZ FUND


                                     /s/
                                 By:_______________________________


                                 NAME:
                                 TITLE:
                                 DATE: